Exhibit 99.1

VIA EMAIL

November 4, 2008
Bulletin No. 1303

Amendment to Retained Earnings and Dividend Policy:
Change in Percentage of Earnings To Be Retained for Buildup

Dear Chief Executive Officer:

The Bank is making an additional change to its Retained Earnings and Dividend Policy after further consideration of the appropriate schedule for the buildup of retained earnings given the current market and regulatory environment. Effective for the third quarter of 2008, the Board of Directors has amended the policy to accelerate the buildup of retained earnings by increasing the amount to be retained each quarter to 30% of earnings available for dividends. This change supersedes our announcement on September 30, 2008, which stated that we were increasing the amount of earnings to be retained for the buildup from 10% to 20% of earnings excluding the effects of SFAS 133 and SFAS 159.

The buildup of retained earnings is intended to protect members' paid-in capital from the effects of an extremely adverse credit event, an extremely adverse operations risk event, and an extremely adverse SFAS 133 or SFAS 159 quarterly result, combined with an extremely low level of pre-SFAS 133 and SFAS 159 net income resulting from an adverse interest rate environment, as well as the risk of an accounting write-down on mortgage-backed securities with unrealized losses that could occur in an adverse environment if the losses were determined to be "other than temporary."

Based on our most recent analysis, the current target for the buildup of retained earnings is $440 million. We will be updating our analysis on a regular basis and we expect this target to change periodically as a result.

We expect this amendment to the Bank's Retained Earnings and Dividend Policy to lower the dividend rate for the third quarter of 2008. We expect to file our third quarter Form 10-Q on or about November 13, 2008, and we intend to announce our third quarter operating results, including the third quarter dividend rate, by the 10-Q filing date. We plan to pay the dividend on or within five business days after the 10-Q filing date.

The Bank's Retained Earnings and Dividend Policy may be changed at any time. The Board of Directors will periodically review the retained earnings policy, methodology, and analysis to determine whether any adjustments are required. In addition, the Federal Housing Finance Agency could require the Bank to set a different target or to change the amount of income that may be made available for dividends. We will notify you if the Bank makes any significant changes to the policy.

If you have any questions about our Retained Earnings and Dividend Policy, please contact your Relationship Manager.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "is intended," "could," "will," "expect," "intend," "plan," "may," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.